Winner Medical One for Two Reverse Stock Split Becomes Effective and Begins Trading Under New Symbol: WWIN

SHENZHEN, China, October 7 /PRNewswire-Asia/ -- Winner Medical Group Inc. (OTC Bulletin Board: WWIN; "Winner Medical", or the "Company"), a leading manufacturer and the largest exporter by volume in the medical dressing industry in China, today announced its one-for-two reverse stock split became effective on October 6, 2009.

The Company will no longer trade under the old symbol “WMDG” and commenced trading under the new symbol “WWIN” when market opened on October 6, 2009.

About Winner Medical

Winner Medical is a leading manufacturer and the largest exporter by volume in the medical dressing industry (medical and wound care products) in China. Headquartered in Shenzhen, the Company has seven wholly-owned operating subsidiaries and four joint-ventures with over 5,000 employees. The Company engages in the manufacturing, sale, research, and development of medical care products, wound care products, home care products and PurCotton products, a nonwoven fabric made from 100% natural cotton. The products are sold worldwide, with Europe, the United States and Japan serving as the top three markets. The Company currently holds 50 patents and patent applications for various products and manufacturing processes and is one of the few Chinese companies licensed by the U.S. Food and Drug Administration (FDA) to ship finished, sterilized products directly to the United States market. To learn more about Winner Medical, please visit Winner Medical's web site at http://www.winnermedical.com .

Forward-Looking Statements

This press release contains certain statements that may include "forward- looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding Winner Medical and its subsidiary companies' business strategy, plans and objective and statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although Winner Medical believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Winner Medical's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Winner Medical's periodic reports that are filed with and available from the Securities and Exchange Commission. All forward-looking statements attributable to Winner Medical or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, Winner Medical does not assume a duty to update these forward-looking statements.

    For more information, please contact:

   Investor Relations Contact:
    Peng Zhai
    Assistant Manager, Investor Relations
    Winner Medical Group Inc.
    Tel:   +86-755-2806-6858
    Email: investors@winnermedical.com